Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of March 6, 2006 among Krispy Kreme Doughnut Corporation, a North Carolina corporation (“KKDC”), Krispy Kreme Doughnuts, Inc., a North Carolina corporation (the “Company” and, together with KKDC, the “Companies”), and Daryl G. Brewster (the “Executive”).

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.  Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Base Salary” has the meaning set forth in Section 4.01.

“Board” means the Board of Directors of the Company.

“Cause” shall mean (i) the Executive’s failure or refusal to perform the Executive’s lawful and proper duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) the Executive’s conviction of or plea of nolo contendere to any felony (other than a traffic infraction), (iii) an act or acts on the Executive’s part constituting fraud, theft or embezzlement or that otherwise constitutes a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Executive at the expense of the Companies, or (iv) the Executive’s willful violation of any material provision of the code of ethics of the Companies applicable to the Executive. In the case of any item described in the previous sentence, the Executive shall be given written notice of the alleged act or omission constituting Cause, which notice shall set forth in reasonable detail the reason or reasons that the Board believes the Executive is to be terminated for Cause, including any act or omission that is the basis for the decision to terminate the Executive. In the case of an act or omission described in clause (i) or (iv) of the definition of Cause, (A) if reasonably capable of being cured, the Executive shall be given 30 days from the date of such notice to effect a cure of such alleged act or omission constituting “Cause” which, upon such cure to the reasonable satisfaction of the Board, shall no longer constitute a basis for Cause, and (B) the Executive shall be given an opportunity to make a presentation to the Board (accompanied by counsel or other representative, if the Executive so desires) at a meeting of the Board held promptly following such 30-day cure period if the Board intends to determine that no cure has occurred. At or following such meeting, the Board shall determine whether or not to terminate the Executive for “Cause” and shall notify the Executive in writing of its determination and the effective date of such termination (which date may be no earlier than the date of the aforementioned Board meeting).

“Change in Control” means any of the following events:

(a) the acquisition (other than from the Company) by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any Person, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition;

(b) consummation of (i) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (ii) a sale or other disposition of all or substantially all of the assets of the Company other than to a Person which is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company;

(c) a change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, however, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation or proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board; or

(d) approval by shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with the business of the Company and its Subsidiaries and which constitutes trade secrets or information which they have attempted to protect, which may include, but is not limited to, trade “know-how”, customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software and financial information. It shall not include information (a) required to be disclosed by court or administrative order; (b) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (c) the disclosure of which is consented to in writing by the Company.

“Confidentiality Agreement” has the meaning set forth in Section 6.01.

“Date of Termination” has the meaning set forth in Section 5.07.

“Effective Date” has the meaning set forth in Section 2.01.

“Employment Period” has the meaning set forth in Section 2.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean (i) the failure of the Companies to pay any material amount of compensation to the Executive when due hereunder, (ii) the Executive is no longer the most senior executive officer of (A) the Company or (B) in the event of a merger, consolidation or other business combination involving the Company, the successor to the Company’s business or assets or (C) if all or substantially all of the voting stock of the Company is held by another public company, such public company (it being understood that it shall not be an event of Good Reason for the applicable entity described in this clause (ii) to appoint an individual other than the Executive as the non-executive chairman of its board of directors), (iii) the assignment to the Executive of any duties or responsibilities materially inconsistent with the Executive’s status under clause (ii) of this sentence or his failure at any time to report directly to the board of directors of the applicable company described in such clause (ii), (iv) the failure of the Executive to be appointed or elected (or reelected) to the Board, other than due to the Executive’s decision not to stand for election or reelection, or his removal from the Board not for Cause and not due to his Permanent Disability or death, (v) any failure by the Companies to maintain the Executive’s principal place of employment and the executive offices of the Companies within 25 miles of the Winston-Salem, North Carolina area, (vi) any material breach by the Companies of this Agreement, or (vii) the term of the Employment Period ending as a result of the Companies giving the Executive notice of nonextension of the term of this Agreement in accordance with Section 5.01 solely at either the end of the initial term or the end of the first, second or third one year extensions of the term under Section 5.01 (but, for the avoidance of doubt, not at the end of any further extension of the term); provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within 60 days after the Executive knows or has reason to know of the occurrence of any such event, and the Companies shall have 30 days (10 days in the case of a material breach related to payment of any amounts due hereunder) from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Companies, such event shall no longer constitute Good Reason.

“Notice of Termination” has the meaning set forth in Section 5.06.

“Permanent Disability” means the Executive becomes permanently disabled within the meaning of the long-term disability plan of the Companies applicable to the Executive, and the Executive commences to receive benefits under such plan.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Reimbursable Expenses” has the meaning set forth in Section 4.04.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, 50 percent or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (b) if a partnership, limited liability company, association or other business entity, 50 percent or more of the partnership or other similar ownership interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a 50 percent or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated 50 percent or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

ARTICLE 2

EMPLOYMENT

SECTION 2.01.  Employment. The Companies shall employ the Executive, and the Executive shall accept employment with the Companies, upon the terms and conditions set forth in this Agreement for the period beginning on the date set forth in the first paragraph of this Agreement (the “Effective Date”) and ending as provided in Section 5.01 (the “Employment Period”).

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01.  Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer of the Company reporting directly to the Board and shall be the Company’s most senior executive officer. During the Employment Period, the Executive also shall serve as Chief Executive Officer of KKDC and shall be KKDC’s most sen-

ior executive officer. The Executive shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies or as may be reasonably required for the proper conduct of the business of the Companies. As soon as practicable following the Effective Date, the Executive shall be appointed as a member of the Board. During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Subsidiaries. The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization not related to the business of the Company or its Subsidiaries, whether for compensation or otherwise, without the prior approval of the Board; provided, however, the Executive may serve on the board of directors of one for-profit corporation with the prior approval of the Board, which will not be unreasonably withheld (and his service on the board of directors of E*trade Financial Corporation has such prior approval), and the Executive may serve as a director of not-for-profit organizations or engage in other charitable, civic or educational activities, so long as the activities described in this proviso do not interfere with the Executive’s performance of his duties hereunder or result in any conflict of interest with the Companies.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01.  Base Salary. During the Employment Period, the Executive will receive base salary from the Companies equal to $700,000 per annum (the “Base Salary”). The Base Salary will be payable in accordance with the normal payroll practices of the Companies. Annually during the Employment Period the Board and/or its Compensation Committee shall review with the Executive his job performance and compensation, and if deemed appropriate by the Board, in its discretion, the Executive’s Base Salary may be increased but not decreased. After any such increase, the term “Base Salary” as used in this Agreement will thereafter refer to the increased amount.

SECTION 4.02.  Bonuses. In addition to Base Salary, the Executive shall be eligible to be considered for an annual bonus, and the Executive’s annual target bonus shall be equal to 70% of Base Salary. The Executive’s annual target bonus for the fiscal year of the Company including the Effective Date shall be $490,000. Annual bonus performance goals shall be reasonably set by the Board in good faith after consultation by the Board and/or its Compensation Committee with the Executive. The annual bonus plan shall include a matrix providing for an increase in annual bonus for performance above target.

SECTION 4.03.  Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit, perquisite and fringe benefit plans and arrangements made available by the Companies to their executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement. Such benefits shall include medical, life and disability insurance provided in accordance with the policies of the Companies. The Executive also shall be provided an executive allowance of

$2,000 per month, and the Executive shall be entitled to five weeks of paid vacation annually during the Employment Term.

SECTION 4.04.  Expenses. The Companies shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Companies’ policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Companies’ requirements with respect to reporting and documentation of expenses. In addition, the Companies shall reimburse the Executive for reasonable attorney’s fees and expenses incurred by him in connection with negotiating and entering into this Agreement and in representing the Company in assisting the Executive to understand his obligations under this Agreement as well as the release requirement described below (not to exceed $17,500), subject to the Companies’ requirements with respect to recording and documentation of expenses.

SECTION 4.05.  Stock Options. The Company shall grant to the Executive options to purchase 500,000 shares of its common stock (the “Option Shares”) at an exercise price per share equal to the fair market value per share on the date of grant which is expected to be March 6, 2006. The options will vest and become exercisable in three equal installments, the first two of which shall be on the first and second anniversaries of the Effective Date, and the third shall be on February 1, 2009, so long as, except as otherwise set forth herein, the Executive’s employment continues through such vesting dates. The term of the options will be ten years from the date of grant, subject to earlier termination in the event the Executive’s employment terminates. To the extent the options are, or become, vested at the time of termination of his employment, if such termination of employment is (i) by the Executive without Good Reason, the vested portion of the option will remain exercisable for 90 days following such termination (but not beyond the ten-year option term); (ii) by the Executive for Good Reason or by the Companies not for Cause, the vested portion of the option will remain exercisable for three years following such termination (but not beyond the ten-year option term); (iii) due to the death or Permanent Disability of the Executive or at the end of the Employment Period due to notice of nonrenewal given by the Companies (after the sixth anniversary of the Effective Date) or the Executive pursuant to Section 5.01, the vested portion of the option will remain exercisable for two years following such termination (but not beyond the ten-year option term), or (iv) by the Companies for Cause, the option (whether or not vested) shall be immediately forfeited. The Option Shares will be registered as soon as practicable on Form S-8 under the Securities Act. The Executive agrees that, without the prior written consent of the Board, he will not sell or otherwise transfer the Option Shares or the economic benefit thereof prior to the first anniversary of his termination of employment with the Companies, except that this Agreement shall not prevent the Executive from selling a number of Option Shares required to fund the exercise price of the option and his tax liability resulting from such exercise.

SECTION 4.06.  Restricted Shares. The Company shall grant to the Executive 300,000 restricted shares of the Company’s common stock (the “Restricted Shares”); provided, however, that the grant of Restricted Shares hereunder is based on his representation to the Companies that the awards from his prior employer which he is irrevocably forfeiting have a value that is at least $2 million. Except as otherwise provided below, the Restricted Shares will vest, provided that the Executive’s employment continues through the applicable vesting dates, in twelve equal installments, beginning three months following the Effective Date and continuing on each of the following ten three-month anniversaries of the Effective Date, with the final installment vesting on February 1, 2009. The Executive hereby agrees to appropriate legends and transfer restrictions on the Restricted Shares in order to reflect such vesting provisions. The Restricted Shares will be registered as soon as practicable on Form S-8 under the Securities Act. The Executive agrees that, without the prior written consent of the Board, he will not sell or otherwise transfer any of the shares received under this Section 4.06 or the economic benefit thereof prior to the first anniversary of his termination of employment with the Companies, except that this Agreement shall not prevent the Executive from selling a number of such shares required to fund his tax liability resulting from the vesting of the Restricted Shares.

SECTION 4.07.  Relocation. The Companies shall reimburse the Executive for all reasonable expenses incurred by him in relocating his and his immediate family’s household items to Winston-Salem, North Carolina, subject to the Companies’ requirements with respect to reporting and documentation of such expenses, such relocation reimbursements to include all normal expenses of moving, packing and unpacking, home hunting, temporary housing, buying and selling brokerage fees, transfer taxes, origination fees (not to exceed 1% of the loan amount) and mortgage points (not to exceed 1% of the loan amount).

SECTION 4.08.  Pension Plan. The Companies will credit, as of the Effective Date, the Executive’s account under the Krispy Kreme Doughnut Corporation NonQualified Deferred Compensation Plan with an amount having a present value (determined using an interest rate of 5%, compounded annually) equal to the excess of (i) $1,374,631 on November 30, 2011 over (ii) the actuarial present value on November 30, 2011 of the Executive’s vested accrued benefit under the qualified and non-qualified defined benefit pension plans of Kraft Foods, Inc. and its affiliates (determined using the actuarial assumptions set forth in such plans). The Executive’s account into which such credit is made will vest in equal monthly installments, beginning April 1, 2006 and continuing on the first day of each month thereafter through November 1, 2011, so long as the Executive remains employed by the Companies through each monthly vesting date. Notwithstanding the foregoing, in the event the Executive’s employment is terminated by the Company not for Cause or by the Executive for Good Reason or the Executive’s employment terminates due to his death or Permanent Disability, an additional portion of the Executive’s account will become vested at the time of such termination of employment equal to the percentage that would have vested if the Executive had remained employed for an additional two years.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01.  Term. The Employment Period will terminate on February 1, 2009, unless sooner terminated as hereinafter provided; provided, however, that the Employment Period will be automatically extended for successive one-year periods following the original term ending February 1, 2009 until either the Companies, on the one hand, or the Executive, on the other hand, at least 180 days prior to the expiration of the original term or any extended term, shall give written notice to the other of their intention not to so extend the Employment Period.

SECTION 5.02.  Termination Due to Death or Permanent Disability. If the Employment Period shall be terminated due to death or Permanent Disability of the Executive, the Executive (or his estate or legal representative) shall be entitled solely to the following: (i) Base Salary through the Date of Termination; (ii) any stock options and restricted shares that would have vested and/or become exercisable if the Executive’s employment had continued for two additional years will become vested and/or exercisable on the Date of Termination; and (iii) medical benefits as provided in Section 5.05 below. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder. In addition, promptly following any such termination, the Executive (or his estate or legal representative) shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.03.  Termination for Good Reason or Without Cause. If the Employment Period shall be terminated (a) by the Executive for Good Reason, or (b) by the Companies not for Cause, provided the Executive has executed an irrevocable (except to the extent required by law, and to the extent required by law to be revocable, has not revoked) general release of claims, in the form attached hereto as Exhibit A, the Executive shall be entitled solely to the following: (i) Base Salary through the Date of Termination; (ii) an amount equal to two times the sum of the Base Salary and the Executive’s target annual bonus amount for the year of termination (or the Base Salary or target annual bonus for the prior year if reduction of the Executive’s Base Salary or target annual bonus, or both, was the event giving rise to Good Reason), provided that, the Executive shall be entitled to any unpaid amounts only if the Executive has not breached and does not breach the provisions of Sections 6.01, 7.01, 8.01 or 9 below; (iii) a bonus for the year of termination of employment equal to the Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment, payable as soon as practicable following such termination of employment; (iv) all of the restricted shares and stock options held by the Executive shall vest and/or become exercisable on the Date of Termination; and (v) medical benefits as provided in Section 5.05 below. If the Companies do not also execute (and not revoke) the release, the Executive’s release shall be null, void and without effect, and the Executive shall still receive all of the payments and benefits described in this Section. The Executive’s entitlements under any other benefit plan or program shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program. Amounts described in clause (ii) above will be payable in equal monthly installments for a period of 24 months commencing on the first month anniversary of the Date of Termination, except (i) if such termination of employment is within two years after a Change in Control, such payments shall be made in a lump sum upon such termination of employment, and (ii) to the extent required by Section 409A of the Code, amounts otherwise payable under clause (ii) within six months after the Executive’s termination of employment shall be deferred to and paid on the day following the six month anniversary of such termination of employment. In addition, promptly following any such termination, the Executive shall be reimbursed for all Reimbursable Expenses incurred by the Executive prior to such termination.

SECTION 5.04.  Termination for Cause or Other Than Good Reason. If the Employment Period shall be terminated (a) by the Companies for Cause, or (b) as a result of the Executive’s resignation or leaving of his employment other than for Good Reason, the Executive shall be entitled to receive solely Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination. In addi-

tion, the Executive’s entitlements to unvested restricted shares and unvested stock options shall be forfeited, and if such termination is by the Companies for Cause, all vested stock options shall be immediately forfeited. Otherwise, the Executive’s rights under the benefit plans and programs shall be as determined thereunder. A voluntary resignation by the Executive shall not be deemed to be a breach of this Agreement.

SECTION 5.05.  Benefits. If the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02 or 5.03, the Executive and his covered dependents shall continue to receive medical insurance coverage benefits from the Companies, with the same contribution toward such coverage from the Executive or his estate, for a period equal to the lesser of (x) eighteen months following the Date of Termination, or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by the Companies’ medical plan.

SECTION 5.06.  Notice of Termination. Any termination by the Companies for Permanent Disability or Cause or without Cause or by the Executive with or without Good Reason shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.07.  Date of Termination. “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five days after a Notice of Termination is given, (b) if the Employment Period is terminated as a result of his death, on the date of his death, and (c) if the Employment Period is terminated for any other reason, the later of the date of the Notice of Termination and the end of any applicable correction period.

SECTION 5.08.  No Duty to Mitigate. The Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in this Article 5, and no compensation or benefits described in this Article 5 shall be subject to reduction or offset on account of any subsequent compensation, other than as provided in Sections 5.05.

SECTION 5.09.  Change in Control. All stock options and restricted shares held by the Executive will become vested in full upon a Change in Control; provided, however, that the vesting of the restricted shares and stock options held by the Executive shall not be accelerated where the Executive continues as chief executive officer of a publicly traded parent corporation of the parent/subsidiary affiliated group that includes the Companies (the “Surviving Entity”) and either the Company’s common stock remains outstanding or replacement equity awards are granted by the Surviving Entity so long as the terms of this Agreement are expressly assumed and continued by the Surviving Entity.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01.  Nondisclosure and Nonuse of Confidential Information. The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent he reasonably believes that such disclosure or use is directly related to and appropriate in connection with the Executive’s performance of duties assigned to the Executive pursuant to this Agreement. Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. In addition, the obligations of the Executive under the confidentiality agreement dated January 24, 2006 between the Executive and the Companies (the “Confidentiality Agreement”) shall remain in full force and effect.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01.  Ownership of Intellectual Property. In the event that the Executive as part of his activities on behalf of the Companies generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or its Subsidiaries as now or hereafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company or its designated Subsidiary. Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company or its designated Subsidiary will own all of the rights comprised in the copyright therein. The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Companies to protect their interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Companies, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01.  Delivery of Materials upon Termination of Employment. As requested by the Companies from time to time, and upon the termination of the Executive’s employment with the Companies for any reason, the Executive will promptly deliver to the Companies all property of the Company or its Subsidiaries, including, without limitation, all copies and embodiments, in whatever form or medium, of all Confidential Information in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material and, if requested by the Companies, will provide the Companies with written confirmation that to the best of his knowledge all such materials have been delivered to the Companies or destroyed.

ARTICLE 9

NON-COMPETITION AND NONSOLICITATION

SECTION 9.01.  Noncompetition. The Executive acknowledges that, during his employment with the Companies, he will become familiar with trade secrets and other Confidential Information concerning the Company and its Subsidiaries and his services will be of special, unique and extraordinary value to the Companies. In addition, the Executive hereby agrees that at any time during the Noncompetition Period (as defined below), he will not directly or indirectly own, manage, control, participate in, consult with, become employed by or otherwise render services to any business listed on Exhibit B hereto in the Territory. During the Noncompetition Period, the Company shall have the right to, in good faith, add other entities which are in substantial competition with the Companies to the list of businesses on Exhibit B, subject to the consent of the Executive which shall not be unreasonably withheld. Notwithstanding the foregoing, if the Executive’s termination of employment occurs at the end of the Employment Period due to the Companies giving written notice after the fifth anniversary of the Effective Date pursuant to Section 5.01 of its intention not to extend the Employment Period, this Section 9.01 will only apply if the Companies elect and agree in writing to pay the Executive his Base Salary and his annual target bonus in effect for the year during which his employment is terminated for an additional one-year period following the termination of employment, such amount to be payable in monthly installments over the additional one-year period, except that, to the extent required by Section 409A of the Code, amounts otherwise payable under this sentence within six months after the Executive’s termination of employment shall be deferred to and paid on the day following the six month anniversary of such termination of employment. It shall not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of any corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02.  Nonsolicitation. The Executive hereby agrees that (a) during the Nonsolicitation Period (as defined below), the Executive will not, directly or indirectly through another Person, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any person employed by them at any time during such Nonsolicitation Period, and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

SECTION 9.03.  Definitions. It is agreed that then “Territory,” for purposes of this Article 9, shall mean:

    (i)   The entire United States and any other country where the Company or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Company’s products have been sold at any time in the one-year period ending on the last day of the Executive’s employment with the Companies;

    (ii)  In the event that the preceding clause shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire United States;

    (iii)  In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the states in the United States where the Company or any of its Subsidiaries, joint venturers, franchisees or affiliates has operated a retail facility at which the Company’s products have been sold at any time in the one-year period ending on the last day of Executive’s employment with the Companies;

    (iv)  In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the area that includes all of the areas that are within a 50-mile radius of any retail store location in the United States at which the Company’s products have been sold at any time in the one-year period ending on the last day of the Executive’s employment with the Companies; and

    (v)  In the event that the preceding clauses shall be determined by judicial action to define too broad a territory to be enforceable, then “Territory” shall mean the entire state of North Carolina.

It is also agreed that “Noncompetition Period,” for purposes hereof, shall mean:

(i) the Employment Period and a period ending one year after the Date of Termination; and

(ii) In the event that the preceding clause shall be determined by judicial action to define too long a period to be enforceable, “Noncompetition Period” shall mean the Employment Period and a period ending six months after the Date of Termination.

It is also agreed that “Nonsolicitation Period,” for purposes hereof, shall mean:

(i) the Employment Period and a period ending two years after the Date of Termination;

(ii) In the event that the preceding clause shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending eighteen months after the Date of Termination;

(iii) In the event that the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending one year after the Date of Termination; and

(iv) In the event that the preceding clauses shall be determined by judicial action to define too long a period to be enforceable, “Nonsolicitation Period” shall mean the Employment Period and a period ending six months after the Date of Termination.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01.  Equitable Relief. The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Companies contained in Sections 6.01, 7.01, 8.01 or Article 9 could cause irreparable harm to the Companies for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Companies may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01 or Article 9, the Companies shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief, without the necessity to post bond, as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

EXECUTIVE REPRESENTATION AND INDEMNIFICATION

SECTION 11.01.  Executive Representation. The Executive hereby represents and warrants to the Companies that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) except for agreements provided to the Companies by the Executive, the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, and (c) upon the execution and delivery of this Agreement by the Companies, this Agreement will be the valid and binding obligation of the Executive, enforceable in accordance with its terms. Notwithstanding Section 11.02 below, in the event that any action is brought against Executive involving any breach of any employment agreement, noncompetition agreement or confidentiality agreement with any other Person, the Executive shall bear his own costs incurred in defending such action, including but not limited to court fees, arbitration costs, mediation costs, attorneys’ fees and disbursements.

SECTION 11.02.  General Indemnification. The Companies agree that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Companies to the fullest extent permitted or authorized by applicable law and their bylaws, against all cost, expense, liability and loss (including, without limitation, advancement of attorneys’ and other fees and expenses) reasonably incurred or suffered by the Executive in connection therewith. The Companies agree to use their best efforts to maintain a directors’ and officers’ liability insurance policy covering the Executive during the Employment Period and for at least four years thereafter to the extent available on commercially reasonable terms.

ARTICLE 12

CERTAIN ADDITIONAL PAYMENTS

SECTION 12.01.  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit) by the Company or its Subsidiaries to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Article 12) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments. The payment of a Gross-Up Payment under this Section 12.01 shall not be conditioned upon the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 12.01, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed the lesser of 110% of the Safe Harbor Amount (as defined in the following sentence) or $200,000, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. The “Safe Harbor Amount” is the greatest amount of payments in the nature of compensation that are contingent on a Change in Control for purposes of Section 280G of the Code that could be paid to the Executive without giving rise to any Excise Tax. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash payments under Section 5.03. For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 12.01.

SECTION 12.02.  Subject to the provisions of Section 12.03, all determinations required to be made under this Article 12, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by the Company’s independent auditors or such other accounting firm agreed by the parties hereto (the “Accounting Firm”), which shall provide detailed supporting calculations to the Companies within 15 business days after the receipt of notice from the Companies that the Executive has received a Payment, or such earlier time as is requested by the Companies, provided that any determination that an Excise Tax is payable by the Executive shall be made on the basis of substantial authority. The Companies will promptly provide copies of such supporting calculations to the Executive on which the Executive may rely. The initial Gross-Up Payment, if any, as determined pursuant to this Section 12.02, shall be paid to the Executive (or for the benefit of the Executive to the extent of the Companies’ withholding obligation with respect to applicable taxes) no later than one day prior to the due date for the payment of any Excise Tax. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Companies with a written opinion that substantial authority exists for the Executive not to report any Excise Tax on his Federal income tax return and, as a result, the Companies are not required to withhold Excise Tax from payments to the Executive. The Companies will promptly provide a copy of any such opinion to the Executive on which the Executive may rely. Any determination by the Accounting Firm meeting the requirements of this Section 12.02 shall be binding upon the Companies and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Companies should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Companies exhausts their remedies pursuant to Section 12.03 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Companies to or for the benefit of the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Companies.

SECTION 12.03.  The Executive shall notify the Companies in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Companies of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Companies of the nature of such claim and the date on which such Claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Companies (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Companies notify the Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:

    (i)  give the Companies any information reasonably requested by the Companies relating to such claim,

    (ii)  take such action in connection with contesting such claim as the Companies shall reasonably request in writing from time to time, including, without limitation,

accepting legal representation with respect to such claim by an attorney reasonably selected by the Companies,

    (iii)  cooperate with the Companies in good faith in order effectively to contest such claim, and

    (iv)  permit the Companies to participate in any proceedings relating to such claim;

provided, however, that the Companies shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12.03, the Companies shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Companies shall determine; provided, however, that if the Companies direct the Executive to pay such claim and sue for a refund, the Companies shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance (except that if such a loan would not be permitted under applicable law, the Companies may not direct the Executive to pay the claim and sue for a refund); and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Companies’ control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

SECTION 12.04.  If, after the receipt by the Executive of an amount advanced by the Companies pursuant to Section 12.03, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the compliance by the Companies with the requirements of Section 12.03) promptly pay to the Companies the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Companies pursuant to Section 12.03, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Companies do not notify the Executive in writing of their intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01.  Binding Arbitration. The parties agree that, except as provided in Articles 9 and 10 above, any disputes under this Agreement shall be settled exclusively by arbitration conducted in Winston-Salem, North Carolina. Except to the extent inconsistent with this Agreement, such arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Companies and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be decided by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators or if the two arbitrators do not agree, appointed by the American Arbitration Association. The costs of arbitration incurred by the Executive (or his beneficiaries) will be borne by the Companies (including, without limitation, reasonable attorneys’ fees and other reasonable charges of counsel) (i) if the arbitration occurs prior to a Change in Control, if the Executive prevails on a majority of the material issues in the dispute, and (ii) if the arbitration occurs after a Change in Control, if the Executive prevails on at least one material issue in the dispute. Judgment upon the final award rendered by such arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION 13.02.  Consent to Amendments; No Waivers. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Companies and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 13.03.  Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Companies and the Company may assign this Agreement only to a successor to all or substantially all of the assets of the Company.

SECTION 13.04.  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 13.05.  Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 13.06.  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 13.07.  Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Companies at the addresses set forth below.

If to the Executive:	To the last address delivered to the Companies by the Executive in the manner set forth herein.
Copies (which shall not constitute notice) of notices to the Executive shall also be sent to:
Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attn: Robert J. Lichtenstein

If to the Companies:	Krispy Kreme Doughnuts, Inc. Krispy Kreme Doughnut Corporation Suite 500 370 Knollwood Street Winston-Salem, NC 27103 Attn: Senior Vice President-Human Resources

Copies (which shall not constitute notice) of notices to the Companies shall also be sent to:
Cahill Gordon & Reindel LLP 80 Pine Street New York, NY 10005 Attn: Gerald S. Tanenbaum, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 13.08.  Withholding. The Companies may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 13.09.  No Third-Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Companies, the Executive and their respective heirs, executors, successors and assigns.

SECTION 13.10.  Entire Agreement. This Agreement (including the Confidentiality Agreement and the other documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 13.11.  Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

SECTION 13.12.  Survival. Sections 6.01, 7.01, 8.01 and Articles 9, 11, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Employment Period.

SECTION 13.13.  GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF NORTH CAROLINA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 13.14.  Section 409A. It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.

SECTION 13.15.  Representations of the Companies. The Companies represent and warrant that (i) the execution, delivery and performance of this Agreement by the Companies has been fully and validly authorized by all necessary corporate action, (ii) the officer(s) signing this Agreement on behalf of the Companies is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Companies are a party or by which they are bound, and (iv) upon execution and delivery of this Agreement by the parties hereto, it will be a valid and binding obligation of the Companies enforceable against the Companies in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KRISPY KREME DOUGHNUTS, INC.

By: /s/ James H. Morgan
       James H. Morgan
       Chairman of the Board

KRISPY KREME DOUGHNUT CORPORATION

By: /s/ Michael C. Phalen
       Michael C. Phalen
       Chief Financial Officer

          /s/ Daryl G. Brewster
        DARYL G. BREWSTER